NYSE Alternext US LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

March 6, 2009

NYSE Alternext US LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Fountain Powerboat Industries, Inc.

Common Stock, $0.01 Par Value

Commission File Number – 001-10316

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to Section 1003(a)(i) of the NYSE Alternext US LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported losses from continuing operations and net losses in two out of its three most recent fiscal years and Section 1003(b)(i)(C) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security if the aggregate market value of shares publicly held has been less than $1,000,000 for more than 90 consecutive days.

2.

The Common Stock (the “Common Stock”) of Fountain Powerboat Industries, Inc. (the “Company” or “Fountain Powerboat”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred losses from continuing operations and net losses in two of its three most recent fiscal years as follows:

Years Ended June 30,

Income/(Loss) from Continuing Operations                  Net Income/(Loss)

              2008

($1,101,000)

($2,200,000)

              2007

($2,746,000)

($5,046,000)

              2006

 $2,275,000

 $2,405,000

Six Months Ended December 31,

Income/(Loss) from Continuing Operations

Net Income/(Loss)

2008

                        ($2,511,000)

($3,097,000)

(b)

At December 31, 2008, the Company reported a stockholders’ deficit of $3,431,000.

(c)

The Company’s aggregate market value of shares publicly held has been less than $1,000,000 for more than 90 consecutive days.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On June 11, 2008, the Company was notified by the NYSE Alternext US that following a review of its Form 10-Q for the period ended March 31, 2008, Fountain Powerboat was not in compliance with Section 1003(a)(iv) of the Company Guide, in that it had sustained losses which were so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of the Exchange, as to whether the company would be able to continue operations and/or meet its obligations as they mature.  In accordance with Section 1009 of the Company Guide, Fountain Powerboat was given the opportunity to submit a business plan by July 11, 2008, outlining its plan to regain compliance with the Exchange’s continued listing standards.

(b)

On July 17, 2008, Fountain Powerboat submitted its plan to regain compliance to the Exchange (the “Plan”).  On August 25, 2008, the Exchange notified Fountain Powerboat that it had accepted the Plan and granted the Company an extension until December 11, 2008 to regain compliance with Section 1003(a)(iv) of the Company Guide

(c)

Subsequently, on November 5, 2008 following a review of the Company’s Form 10-K for the year ended June 30, 2008, Staff notified the Company that it did not meet an additional continued listing standard of the Exchange as set forth in Part 10 of the Company Guide.  Specifically, the Company was not in compliance with Sections 1003(a)(i) of the Company Guide.  The Company was offered the opportunity to supplement its plan of compliance (the “Plan Supplement”) by December 5, 2008 to address how it intended to regain compliance with the applicable continued listing standards.

(d)

The Company submitted the Plan Supplement on December 2, 2008.

(e)

On January 26, 2009, the Exchange notified Fountain Powerboat that Staff had determined to initiate immediate delisting proceedings against the Company based on its determination that the Plan and Plan Supplement did not make a reasonable demonstration of the Company’s ability to regain compliance with Section 1003(a)(i) of the Company Guide (the “Staff Determination”).  In this regard, the Company did not address how it intended to regain compliance with Section 1003(a)(i) of the Company Guide in either the Plan or the Plan Supplement.  The Company was also advised of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by February 2, 2009.

(f)

The Company did not appeal the Staff Determination within the requisite time period or thereafter and has not otherwise regained compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. Irving L. Smith, Chief Financial Officer of Fountain Powerboat Industries, Inc.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance

NYSE Alternext US LLC